UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2008

CALLWAVE, INC.

(Exact Name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50958	77-0490995
(Commissioner File Number)	(IRS Employer Identification No.)

136 West Canon Perdido Street, Suite A, Santa Barbara, California 93101

(Address of principal executive offices)

(805) 690-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On January 23, 2008, CallWave, Inc., a Delaware corporation (the “Company”), announced that it has realigned its operations to better address its strategic business focus. As part of this realignment, CallWave has implemented a reduction in its overall headcount affecting approximately 48 percent of its workforce.

CallWave and its auditors are in the process of finalizing a good-faith estimate of the costs of the restructuring, and CallWave expects to release that figure at or prior to its quarterly earnings call for the quarter ended December 31, 2007.

A copy of the Company’s press release announcing the above-referenced events is attached as Exhibit 99.1 to this report and the information set forth therein is incorporated herein by reference constitutes a part of this report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 23, 2008, the Company terminated the Employment Agreement with its Vice President of Operations and Secretary of the Company, David S. Trandal. Accordingly, Mr. Trandal also resigned from the Board of Directors and as Secretary, effective immediately. Mr. Trandal’s resignation from the Board of Directors was not the result of any disagreement with the Company’s operations, policies or practices. Mr. Trandal will receive severance and health insurance benefits in accordance with his previously filed employment agreement.

On January 23, 2008, the Company terminated the Employment Agreement with its Vice President of Engineering, David Giannini and the Employment Agreement with its Chief Technology Officer, Colin Kelley. Mr. Giannini and Mr. Kelley will receive severance and health insurance benefits in accordance with their previously filed employment agreements.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release dated January 23, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLWAVE, INC., a Delaware corporation

Date: January 23, 2008	By:	/s/ Mark Stubbs
Mark Stubbs Chief Financial Officer